Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter 2022 Results
2022 Second Quarter Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 69% to $4.49
◦Increased 59% to $4.69, excluding mark-to-market losses on technology investments in both years and the gain on the sale of the Company's residential solar business in the prior year
•Net earnings increased 59% to $1.3 billion
◦Increased 49% to $1.4 billion, excluding mark-to-market losses on technology investments in both years and the gain on the sale of the Company's residential solar business in the prior year
•Deliveries increased 14% to 16,549 homes
•New orders increased 4% to 17,792 homes; new orders dollar value increased 20% to $9.1 billion
•Backlog increased 16% to 28,624 homes; backlog dollar value increased 33% to $14.7 billion
•Total revenues increased 30% to $8.4 billion
•Homebuilding operating earnings increased to $1.9 billion, compared to operating earnings of $1.1 billion
◦Gross margin on home sales improved 340 basis points ("bps") to 29.5%
◦S,G&A expenses as a % of revenues from home sales improved 150 bps to 6.1%
◦Net margin on home sales improved 490 bps to 23.4%
•Financial Services operating earnings of $103.9 million, compared to operating earnings of $121.3 million
•Multifamily operating earnings of $0.7 million, compared to operating earnings of $22.4 million
•Lennar Other operating loss of $108.4 million, compared to operating loss of $54.1 million
•Homebuilding cash and cash equivalents of $1.3 billion
•Controlled homesites increased to 62%, compared to 50%
•No borrowings under the Company's $2.575 billion revolving credit facility
•Homebuilding debt to total capital improved to 17.7%, compared to 23.1%
•Repurchased 4.1 million shares of Lennar common stock for $320.6 million
(more)

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Miami, June 21, 2022 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2022. Second quarter net earnings attributable to Lennar in 2022 were $1.3 billion, or $4.49 per diluted share, compared to second quarter net earnings attributable to Lennar in 2021 of $831.4 million, or $2.65 per diluted share. Excluding mark-to-market losses on technology investments in both years and a gain on the sale of the Company's residential solar business in the prior year, second quarter net earnings attributable to Lennar in 2022 were $1.4 billion, or $4.69 per diluted share, compared to second quarter net earnings attributable to Lennar in 2021 of $923.6 million, or $2.95 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, "At this complicated moment in the market, we are pleased to report second quarter earnings of $1.3 billion, or $4.49 per diluted share, compared to $831.4 million, or $2.65 per diluted share for the second quarter last year. While our new orders grew 4% compared to last year's second quarter, we achieved a homebuilding gross margin of 29.5% and homebuilding S,G&A of 6.1%, leading to a 23.4% net margin, even as materials costs and wages have increased. Our home deliveries were 16,549 and above the high end of our guidance given at the beginning of the quarter.”
“While our second quarter results demonstrate strength and excellent performance throughout the quarter, the weight of a rapid doubling of interest rates over six months, together with accelerated price appreciation, began to drive buyers in many markets to pause and reconsider. We began to see these effects after quarter end.”
“The Fed’s stated determination to curtail inflation through interest rate increases and quantitative tightening have begun to have the desired effect of slowing sales in some markets and stalling price increases across the country. While we believe that there remains a significant shortage of dwellings, and especially workforce housing, in the United States, the relationship between price and interest rates is going through a rebalance.”
“Accordingly, we are laser focused on traffic, affordability, the quality of our backlog, along with cancellation rates and completed, unsold inventory levels which, to date, are both at low levels. Additionally, we are focused on balance sheet strength as we ended the quarter with $1.3 billion in cash, no borrowings on our $2.6 billion revolver and homebuilding debt to capital of 17.7%. Our balance sheet has never been in a stronger position than it is today.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "During the second quarter, we continued to make progress on our land light strategy. This was evidenced by our controlled homesite percentage increasing to 62% from 50% year over year. This progress contributed to a return on equity of 21.4%, a 260 basis point improvement over last year’s second quarter."
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, our homebuilding machine continued to be intensely focused on production. Our cycle time during the quarter increased only slightly sequentially so it appears that the well documented supply chain issues have started to subside. Our quarterly starts and sales pace remained strong at 6.2 homes and 5.0 homes per community, respectively, in the second quarter."
Mr. Miller concluded, "We recognize that current attempts at guidance are tantamount to ‘guessing’ and not ‘guiding.’ Therefore, for our third quarter, we will give broad boundaries for deliveries between 17,000 to 18,500 homes and boundaries for gross margins between 28.5% – 29.5%. For the full year, we will leave our delivery expectations at approximately 68,000 homes and, at this time, will not provide updated guidance for other items.

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Recognizing that the Fed’s actions are still quite fluid and responsive to inflation data, the housing market will rebalance supply and demand, and interest rates and purchase price as market conditions evolve. Nevertheless, at Lennar, we are operating from a position of strength, enabling us to continue to execute on our core strategies.”

RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2022 COMPARED TO
THREE MONTHS ENDED MAY 31, 2021
Homebuilding
Revenues from home sales increased 33% in the second quarter of 2022 to $8.0 billion from $6.0 billion in the second quarter of 2021. Revenues were higher primarily due to a 14% increase in the number of home deliveries to 16,549 homes from 14,493 homes and a 17% increase in the average sales price to $483,000 from $414,000.
Gross margin on home sales were $2.4 billion, or 29.5%, in the second quarter of 2022, compared to $1.6 billion, or 26.1%, in the second quarter of 2021. During the second quarter of 2022, an increase in revenues per square foot was offset by an increase in costs per square foot primarily due to higher material and labor costs. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of the Company's focus on reducing debt.
Selling, general and administrative expenses were $486.6 million in the second quarter of 2022, compared to $455.2 million in the second quarter of 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 6.1% in the second quarter of 2022, from 7.6% in the second quarter of 2021. This was the lowest percentage for a second quarter in the Company's history primarily due to a decrease in broker commissions and the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $103.9 million in the second quarter of 2022, compared to $121.3 million in the second quarter of 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market, partially offset by an increase in rate lock volume and an increase in profit per order in the title business.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $0.7 million in the second quarter of 2022, compared to $22.4 million in the second quarter of 2021. Operating loss for the Lennar Other segment was $108.4 million in the second quarter of 2022, compared to $54.1 million in the second quarter of 2021. Lennar Other operating loss in the second quarter of 2022 was primarily due to mark-to-market losses on the Company's publicly traded technology investments. Lennar Other operating loss in the second quarter of 2021 was primarily due to mark-to-market losses on the Company's publicly traded technology investments, partially offset by the gain on the sale of the Company's residential solar business.

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RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2022 COMPARED TO
SIX MONTHS ENDED MAY 31, 2021
Homebuilding
Revenues from home sales increased 26% in the six months ended May 31, 2022 to $13.7 billion from $10.9 billion in the six months ended May 31, 2021. Revenues were higher primarily due to a 9% increase in the number of home deliveries to 29,087 from 26,807 and a 16% increase in the average sales price to $472,000 from $406,000.
Gross margin on home sales were $3.9 billion, or 28.4%, in the six months ended May 31, 2022, compared to $2.8 billion, or 25.6%, in the six months ended May 31, 2021. During the six months ended May 31, 2022, an increase in revenues per square foot was offset by an increase in costs per square foot primarily due to higher material and labor costs. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of the Company's focus on reducing debt.
Selling, general and administrative expenses were $915.0 million in the six months ended May 31, 2022, compared to $865.4 million in the six months ended May 31, 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 6.7% in the six months ended May 31, 2022, from 8.0% in the six months ended May 31, 2021. The improvement was primarily due to a decrease in broker commissions and the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $194.7 million in the six months ended May 31, 2022, compared to $267.5 million in the six months ended May 31, 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market, partially offset by an increase in rate lock volume.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $6.1 million in the six months ended May 31, 2022, compared to $21.5 million in the six months ended May 31, 2021. Operating loss for the Lennar Other segment was $511.6 million in the six months ended May 31, 2022, compared to operating earnings of $417.2 million in the six months ended May 31, 2021. Lennar Other operating loss for the six months ended May 31, 2022 was primarily due to mark-to-market losses on the Company's publicly traded technology investments. Lennar Other operating earnings for the six months ended May 31, 2021 was primarily due to mark-to-market unrealized gains on the Company's publicly traded technology investments and the gain on the sale of the Company's residential solar business.
Tax Rate
For the six months ended May 31, 2022 and 2021, the Company had a tax provision of $599.7 million and $570.2 million, respectively, which resulted in an overall effective income tax rate of 24.7% and 23.7%,

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respectively. The overall effective income tax rate was higher in 2022 primarily due to the expiration of the new energy efficient home tax credit.
Share Repurchases
During the second quarter of 2022, the Company repurchased 4.1 million shares of its common stock for $320.6 million at an average per share price of $78.20. For the six months ended May 31, 2022, the Company repurchased a total of 9.4 million shares of its common stock for $846.9 million at an average share price of $90.40.
Credit Facility
In May 2022, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the commitments from $2.5 billion to $2.575 billion and extend the maturity to May 2027, except with regard to $350 million which matures in April 2024. The Credit Facility has a $425 million accordion feature, subject to additional commitments, thus the maximum borrowings are $3.0 billion.
Liquidity
At May 31, 2022, the Company had $1.3 billion of Homebuilding cash and cash equivalents and no borrowings under its $2.575 billion revolving credit facility, thereby providing $3.9 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter of 2022:

New Orders	16,000 - 18,000
Deliveries	17,000 - 18,500
Average Sales Price	Slightly higher than Q2 2022
Gross Margin % on Home Sales	28.5% - 29.5%
S,G&A as a % of Home Sales	6.0% - 6.5%
Financial Services Operating Earnings	$70 million - $75 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; reductions in the market value of the Company's investments in public companies; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; possible unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2021. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 21, 2022. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0110 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2022	2021	2022	2021
Revenues:
Homebuilding	$7,977,982	6,028,041	13,730,187	10,971,097
Financial Services	200,166	218,747	376,867	462,816
Multifamily	176,021	177,473	443,380	308,916
Lennar Other	4,527	5,984	11,778	12,884
Total revenues	$8,358,696	6,430,245	14,562,212	11,755,713

Homebuilding operating earnings	$1,880,411	1,112,475	2,990,261	1,945,655
Financial Services operating earnings	103,935	121,320	194,726	267,527
Multifamily operating earnings	668	22,397	6,095	21,523
Lennar Other operating earnings (loss)	(108,424)	(54,097)	(511,558)	417,249
Corporate general and administrative expenses	(105,207)	(90,717)	(218,868)	(201,248)
Charitable foundation contribution	(16,549)	(14,493)	(29,087)	(26,807)
Earnings before income taxes	1,754,834	1,096,885	2,431,569	2,423,899
Provision for income taxes	(432,276)	(260,113)	(599,696)	(570,218)
Net earnings (including net earnings attributable to noncontrolling interests)	1,322,558	836,772	1,831,873	1,853,681
Less: Net earnings attributable to noncontrolling interests	1,802	5,409	7,536	20,949
Net earnings attributable to Lennar	$1,320,756	831,363	1,824,337	1,832,732

Average shares outstanding:
Basic	289,895	308,893	291,913	308,957
Diluted	289,895	308,893	291,913	308,957

Earnings per share:
Basic	$4.50	2.66	6.17	5.86
Diluted	$4.49	2.65	6.16	5.85

Supplemental information:
Interest incurred (1)	$61,798	71,453	121,732	142,517

EBIT (2):
Net earnings attributable to Lennar	$1,320,756	831,363	1,824,337	1,832,732
Provision for income taxes	432,276	260,113	599,696	570,218
Interest expense included in:
Costs of homes sold	77,608	88,761	137,766	163,708
Costs of land sold	87	633	204	1,192
Homebuilding other expense, net	5,338	5,269	10,574	10,200
Total interest expense	83,033	94,663	148,544	175,100
EBIT	$1,836,065	1,186,139	2,572,577	2,578,050
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2022	2021	2022	2021
Homebuilding revenues:
Sales of homes	$7,963,683	5,980,731	13,685,440	10,871,645
Sales of land	7,524	38,785	31,491	86,428
Other homebuilding	6,775	8,525	13,256	13,024
Total homebuilding revenues	7,977,982	6,028,041	13,730,187	10,971,097

Homebuilding costs and expenses:
Costs of homes sold	5,610,783	4,421,373	9,795,647	8,088,235
Costs of land sold	7,815	32,979	36,371	74,167
Selling, general and administrative	486,555	455,164	915,033	865,400
Total homebuilding costs and expenses	6,105,153	4,909,516	10,747,051	9,027,802
Homebuilding net margins	1,872,829	1,118,525	2,983,136	1,943,295
Homebuilding equity in earnings (loss) from unconsolidated entities	4,862	(1,688)	4,576	(6,253)
Homebuilding other income (expense), net	2,720	(4,362)	2,549	8,613
Homebuilding operating earnings	$1,880,411	1,112,475	2,990,261	1,945,655

Financial Services revenues	$200,166	218,747	376,867	462,816
Financial Services costs and expenses	96,231	97,427	182,141	195,289
Financial Services operating earnings	$103,935	121,320	194,726	267,527

Multifamily revenues	$176,021	177,473	443,380	308,916
Multifamily costs and expenses	175,152	168,930	438,889	299,979
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(201)	13,854	1,604	12,586
Multifamily operating earnings	$668	22,397	6,095	21,523

Lennar Other revenues	$4,527	5,984	11,778	12,884
Lennar Other costs and expenses	8,236	5,732	13,643	9,984
Lennar Other equity in earnings (loss) from unconsolidated entities, other income (expense), net, and other gain (loss) (1)	(26,750)	218,276	(36,558)	217,229
Lennar Other unrealized gain (loss) from technology investments (2)	(77,965)	(272,625)	(473,135)	197,120
Lennar Other operating earnings (loss)	$(108,424)	(54,097)	(511,558)	417,249
(1)During both the three and six months ended May 31, 2021, the Company realized a gain of $151.5 million on the sale of its residential solar business.
(2)The following is a detail of Lennar Other unrealized gain (loss) from technology investments:

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2022	2021	2022	2021
Blend Labs (BLND) mark-to-market	$(13,550)	—	(20,992)	—
Hippo (HIPO) mark-to-market	(37,946)	—	(162,403)	—
Opendoor (OPEN) mark-to-market	(20,999)	(234,290)	(164,360)	235,455
SmartRent (SMRT) mark-to-market	(3,950)	—	(48,313)	—
Sonder (SOND) mark-to-market	(1,626)	—	(2,132)	—
Sunnova (NOVA) mark-to-market	106	(38,335)	(74,935)	(38,335)
	$(77,965)	(272,625)	(473,135)	197,120

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended May 31,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,198	4,480	$2,225,725	1,560,934	$428,000	348,000
Central	2,944	2,761	1,283,763	1,093,190	436,000	396,000
Texas	3,288	2,747	1,093,533	790,391	333,000	288,000
West	5,110	4,502	3,367,261	2,543,263	659,000	565,000
Other	9	3	9,159	2,857	1,018,000	952,000
Total	16,549	14,493	$7,979,441	5,990,635	$483,000	414,000
Of the total homes delivered listed above, 44 homes with a dollar value of $15.8 million and an average sales price of $358,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2022, compared to 31 home deliveries with a dollar value of $9.9 million and an average sales price of $319,000 for the three months ended May 31, 2021.

	At May 31,		For the Three Months Ended May 31,
	2022	2021	2022	2021	2022	2021	2022	2021
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	354	351	5,973	5,351	$2,753,770	1,987,929	$461,000	372,000
Central	315	297	3,576	3,416	1,663,354	1,399,730	465,000	410,000
Texas	205	232	3,375	3,250	1,189,263	1,000,013	352,000	308,000
West	348	342	4,858	5,135	3,482,679	3,172,569	717,000	618,000
Other	3	3	10	5	9,203	5,146	920,000	1,029,000
Total	1,225	1,225	17,792	17,157	$9,098,269	7,565,387	$511,000	441,000
Of the total homes listed above, 60 homes with a dollar value of $30.8 million and an average sales price of $514,000 represent homes in seven active communities from unconsolidated entities for the three months ended May 31, 2022, compared to 32 homes with a dollar value of $9.9 million and an average sales price of $373,000 in four active communities for the three months ended May 31, 2021.

	For the Six Months Ended May 31,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	9,280	8,400	$3,898,097	2,912,235	$420,000	347,000
Central	5,465	5,180	2,389,692	2,019,628	437,000	390,000
Texas	5,825	5,096	1,899,163	1,426,802	326,000	280,000
West	8,502	8,124	5,509,465	4,520,071	648,000	556,000
Other	15	7	14,161	6,504	944,000	929,000
Total	29,087	26,807	$13,710,578	10,885,240	$472,000	406,000
Of the total homes delivered listed above, 69 homes with a dollar value of $25.1 million and an average sales price of $364,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2022, compared to 43 home deliveries with a dollar value of $13.6 million and an average sales price of $316,000 for the six months ended May 31, 2021.

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	For the Six Months Ended May 31,
	2022	2021	2022	2021	2022	2021
New Orders:	Homes		Dollar Value		Average Sales Price
East	10,883	10,165	$4,886,826	3,688,041	$449,000	363,000
Central	6,688	6,742	3,065,492	2,733,356	458,000	405,000
Texas	6,141	6,025	2,111,048	1,812,182	344,000	301,000
West	9,812	9,787	6,818,611	5,864,964	695,000	599,000
Other	15	8	13,831	8,121	922,000	1,015,000
Total	33,539	32,727	$16,895,808	14,106,664	$504,000	431,000
Of the total new orders listed above, 104 homes with a dollar value of $48.2 million and an average sales price of $463,000 represent new orders from unconsolidated entities for the six months ended May 31, 2022, compared to 67 new orders with a dollar value of $23.5 million and an average sales price of $351,000 for the six months ended May 31, 2021.

	May 31,
	2022	2021	2022	2021	2022	2021
Backlog:	Homes		Dollar Value		Average Sales Price
East	9,882	7,778	$4,566,295	3,086,740	$462,000	397,000
Central	6,381	5,933	3,010,596	2,475,900	472,000	417,000
Texas	4,582	3,752	1,665,155	1,209,965	363,000	322,000
West	7,775	7,275	5,444,307	4,258,324	700,000	585,000
Other	4	3	3,611	3,465	903,000	1,155,000
Total	28,624	24,741	$14,689,964	11,034,394	$513,000	446,000
Of the total homes in backlog listed above, 114 homes with a backlog dollar value of $51.7 million and an average sales price of $453,000 represent the backlog from unconsolidated entities at May 31, 2022, compared to 62 homes with a backlog dollar value of $21.4 million and an average sales price of $345,000 at May 31, 2021. During the six months ended May 31, 2022, the Company acquired 347 homes and 54 homes in backlog in the East and Central Homebuilding segment, respectively.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	May 31,	November 30,
	2022	2021
	(unaudited)	(audited)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,314,741	2,735,213
Restricted cash	28,440	21,927
Receivables, net	508,638	490,278
Inventories:
Finished homes and construction in progress	12,811,985	10,446,139
Land and land under development	7,590,237	7,108,142
Consolidated inventory not owned	1,687,277	1,161,023
Total inventories	22,089,499	18,715,304
Investments in unconsolidated entities	1,083,813	972,084
Goodwill	3,442,359	3,442,359
Other assets	1,226,192	1,090,654
	29,693,682	27,467,819
Financial Services	2,359,675	2,964,367
Multifamily	1,277,607	1,311,747
Lennar Other	975,238	1,463,845
Total assets	$34,306,202	33,207,778

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,555,283	1,321,247
Liabilities related to consolidated inventory not owned	1,414,663	976,602
Senior notes and other debts payable, net	4,645,791	4,652,338
Other liabilities	2,997,475	2,920,055
	10,613,212	9,870,242
Financial Services	1,470,688	1,906,343
Multifamily	323,799	288,930
Lennar Other	108,729	145,981
Total liabilities	12,516,428	12,211,496
Stockholders’ equity:
Class A common stock of $0.10 par value	25,582	30,050
Class B common stock of $0.10 par value	3,660	3,944
Additional paid-in capital	5,355,182	8,807,891
Retained earnings	16,288,698	14,685,329
Treasury stock	(76,615)	(2,709,448)
Accumulated other comprehensive income (loss)	1,748	(1,341)
Total stockholders’ equity	21,598,255	20,816,425
Noncontrolling interests	191,519	179,857
Total equity	21,789,774	20,996,282
Total liabilities and equity	$34,306,202	33,207,778

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2022	2021	2021
Homebuilding debt	$4,645,791	4,652,338	5,894,342
Stockholders' equity	21,598,255	20,816,425	19,576,108
Total capital	$26,244,046	25,468,763	25,470,450
Homebuilding debt to total capital	17.7%	18.3%	23.1%

Homebuilding debt	$4,645,791	4,652,338	5,894,342
Less: Homebuilding cash and cash equivalents	1,314,741	2,735,213	2,581,583
Net homebuilding debt	$3,331,050	1,917,125	3,312,759
Net homebuilding debt to total capital (1)	13.4%	8.4%	14.5%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.